EXHIBIT 4.42

Sale of Business Agreement

1	Who are the parties?..........................................................	2
2.	Background ....................................................................	2
3.	What is being sold?.............................................................	2
4.	What is not being sold?.......................................................	2
5.	What is the price and method of payment?.................................	3
6.	Settlement.....................................................................	3
7.	Conduct before settlement.....................................................	3
8.	What are the conditions precedent to this agreement?........................	4
9.	Employees of the business...................................................	4
10.	Software.........................................................................	5
11.	Privacy..........................................................................	5
12.	Transfer of customers........................................................	6
13.	How is GST charged?.........................................................	6
14.	What warranties do the parties give?........................................	7
15.	Limitation of liability..........................................................	9
16.	Indemnities......................................................................	10
17.	Restraints......................................................................	10
18.	What is to occur with debtors, creditors and customer prepayments? ....	11
19.	How must confidential information be treated?...............................	12
20.	Directors and company officers to be bound..................................	12
21.	What rights and obligations survive settlement and termination?...........	13
22.	What if there is force majeur?................................................	13
23.	How can the agreement be terminated?....................................	13
24.	How are documents served?.................................................	13
25.	Are electronic communications valid?........................................	14
26.	Dispute resolution..............................................................	14
27.	What else must the parties do?...............................................	14
28.	Is this the entire agreement?.................................................	14
29.	Severance.......................................................................	15
30.	How can rights be waived?...................................................	15
31.	Can this agreement be assigned?..............................................	15
32.	How can this agreement be amended?......................................	15
33.	What law applies to this agreement?........................................	15
34.	What if time expires on a holiday?.............................................	15
35.	Who pays government charges?.............................................	15
36.	How is this agreement interpreted?...........................................	15
Schedule..................................................................................		19
1.	Date..............................................................................	19
2.	Price..............................................................................	19
3.	Settlement details...............................................................	19
4.	PI.................................................................................	19
5.	Talent...........................................................................	19
ANNEXURE A.........................................................................		21
ANNEXURE B .........................................................................		22

Sale of Business Agreement

1.	Who are the parties?
	1.1.	The parties to this agreement are:
		1.1.1	PI as the Purchaser;
		1.1.2	Talent as the Vendor;
		1.1.3	Richard in his own capacity and as a Director and company Secretary of Talent; and
		1.1.4	David in his own capacity and as a Director of Talent;
2.	Background
	2.1.	Talent is in the business of providing internet connectivity (including broadband DSL services), web hosting and other associated services to the public;
	2.2.	Talent has established clients and goodwill in the business;
	2.3.	PI wishes to acquire Talent's business, goodwill, customers and business assets;
3.	What is being sold?
	3.1	Talent agrees to sell and PI agrees to purchase, free from all encumbrances;
		3.1.1	the business;
		3.1.2	the business assets;
		3.1.3	all profit sources associated with the business;
		3.1.4	the right to use all computer hardware (and software) required for the successful transfer and connection of customers to PI, for as long as such computer hardware (or software) is required to successfully transfer and connect customers to PI;
	3.2	Title in the business assets:
		3.2.1	remain at the risk of and with Talent until settlement;
		3.2.2	passes to PI on and from settlement;
4.	What is not being sold?
	4.1	Talent is not selling, and PI is not purchasing:
		4.1.1	debtors of the business;
		4.1.2	the rights to occupy the business premises;
		4.1.3	any of the fixtures and fitting in the business premises, unless they are required for the successful operation of the business as a going concern, and PI request them; and
		4.1.4	any of the computer hardware but subject to clause 3.1.4;
		4.1.5	any share in the capital of Product Information Services Pty Ltd ACN 002775215;
		4.1.6	the cash (save as provided for in this agreement) and bank balances of Talent;
5.	What is the price and method of payment?
	5.1	The price of the business assets is set out in the schedule item 2;
	5.2	The price may be paid by bank cheque, money order, direct transfer or bank draft;
6.	Settlement
	6.1	Settlement will take place:
		6.1.1	at the location in schedule item 3 or such other place as the parties may agree;
		6.1.2	on the date and time in schedule item 3 or such earlier times as the parties may agree upon in writing;
	6.2	At settlement Talent will:
		6.2.1	produce everything required to operate the business including all the necessary and executed transfers, customer lists, and material in accordance with clause 7.2;
		6.2.2	sign all documents prepared by PI provided they are reasonably required and do whatever else is necessary to enable the transfer of the business and business assets to PI;
		6.2.3	to deliver up the business assets and all things required to operate the business to PI;
	6.3	At settlement PI will pay Talent $150,000 plus GST in reduction of the price; and
	6.4	The balance of the price will be first determined, and if payable, will be made in accordance with clause 12.2;
7.	Conduct before settlement
	7.1	Until settlement is effected, and the business and business assets are assigned to PI, Talent will ensure that its representatives operate the business;
		7.1.1	diligently and with all skill and due care;
		7.1.2	in a manner which does not diminish the value and profit of the business including the number of its customers;
		7.1.3	in a manner which preserves the goodwill of the business;
		7.1.4	in a manner which does not expose Talent or its representatives to legal proceedings (whether criminal or civil) or the threat of legal proceedings;
	7.2	On or before settlement Talent will:
		7.2.1	compile and collate all information required to run the business properly;
		7.2.2	compile and collate all customer details (including all accounts, billing and contact details) in a legible form, as prescribed by PI;
		7.2.3	execute all necessary consents and transfers to enable the transfer of the business and business assets to occur upon settlement;
		7.2.4	promptly notify PI of any matter which may adversely affect the business or business assets including any matter in clause 7.1;
		7.2.5	comply with any notice order or direction of any authority required by law, at its sole cost up to and including settlement;
		7.2.6	transfer all customer agreements and leases (except agreements and leases which are between the customers and third parties) it has to PI, which relate to the supply of hardware such as DSL modems and routers for the provision of, and connection to broadband and in particular DSL internet services;
		7.2.7	transfer all agreements or leases it has with customers for the supply of routers and other hardware, including legal title in all routers and other hardware (subject to any relevant agreement or lease) to PI;
	7.3	From the date of this agreement, Talent will not:
		7.3.1	enter into, terminate, alter or assign any commitment which may affect the business or business assets;
		7.3.2	encumber or agree to encumber in any manner, the business or any business asset;
		7.3.3	provide any confidential information to a third party, except to obtain legitimate advice in the proper and ordinary running of the business from its financial or legal advisers (for the purposes of this clause, a disclosure of confidential information to PI will not constitute a breach of this condition);
		7.3.4	attempt to register or procure another to register a name, logo, Trademark or other intellectual property which is similar to the business and the business assets and is likely to confuse customers of the business into believing that they are dealing with the business;
	7.4	After the execution of this agreement and before settlement, PI and its advisers may enter the business premises upon reasonable notice, to:
		7.4.1	examine the books and accounts of the business;
		7.4.2	examine customer lists and records; and
		7.4.3	do all other things which may be reasonably necessary to ensure compliance with this agreement;
provided that PI or its advisers do not unreasonably hinder or disrupt the operation of the business;
8.	What are the conditions precedent to this agreement?
	8.1	It is a condition precedent to this agreement that Talent:
		8.1.1	is the registered owner of all intellectual property;
		8.1.2	is lawfully entitled to the intellectual property rights used in or related to the business;
		8.1.3	has obtained the consent in writing of Nextep, Request and any other DSL provider it may use, to the transfer of all its DSL customers to the internet connectivity services provided by PI;
9.	Employees of the business
	9.1	The parties agree that PI is not continuing the employment of any of Talent's representatives, subject to clause 9.2;
	9.2	PI agrees, subject to the successful settlement of this agreement, and Talent or its representatives not being in default of this agreement, including any of the warranties, to retain David or Maxcom Pty Ltd as a contractor to perform consulting services:
		9.2.1	for a period of no more than 3 calendar months from settlement or such other date as PI may require;
		9.2.2	subject to David executing a consulting services agreement in the form in Annexure B;
		9.2.3	to assist in the consolidation and transfer of the business and its customers with PI;
		9.2.4	for a total fee of $30,000 (to be paid on a pro rata basis, for the period the consulting services are provided) payable in accordance with the consulting services agreement in Annexure B;
	9.3	Talent will:
		9.3.1	remain solely responsible for the payment of all legal and accrued entitlements of its representatives;
		9.3.2	take all legal steps necessary to lawfully terminate all of its employees on or before settlement, which are involved in the business;
10.	Software
	10.1	Talent will:
		10.1.1	do all that is required to assign all licences to software required for the operation of the business to PI;
		10.1.2	provide all passwords, serial numbers, keys, accessories, user manuals and boxes to all software to PI;
		10.1.3	ensure that it will not breach or cause PI to breach any other party's intellectual property in any software;
		10.1.4	do all that is required to assign all the intellectual property and intellectual property rights in any proprietary software used in or relating to the business;
11.	Privacy
	11.1	Talent will do all that is necessary to:
		11.1.1	comply (where applicable to the sale of the business and business assets) with the requirements of the Privacy Act 1998 (as amended) with regard to the transfer of customer's personal information and other personal information that it may be in possession of:
		11.1.2	provide PI with a copy of its Privacy Policy (if one exists);
		11.1.3	advise PI of:
			11.1.3.1	the purposes for which it collected personal information;
			11.1.3.2	whether it has consents to the disclosure of personal information, and to provide copies of those consents to PI at settlement;
			11.1.3.3	whether the necessary consents for the use of personal information have been obtained from individuals; and
		11.1.4	take reasonable steps to maintain the security of personal information until settlement;
	11.2	For the purposes of this clause 'personal information' and 'individual' have the same meaning as defined in the Privacy Act 1998 (as amended);
12.	Transfer of Customers
	12.1	Talent will do all that is necessary to:
		12.1.1	transfer all of its broadband DSL internet customers from Nextstep, Request and any other third party provider, to PI or to a service that PI nominates in writing on settlement;
		12.1.2	ensure that all customers (except those who can legally and contractually decline to be connected and enable on PI's services and network) are successfully connected and enable on PI's internet services and network (including biling system), on settlement, but where it is not possible (after all endeavours to ensure connection) on settlement, as soon as is reasonably practical;
		12.1.3	minimise any disruption or interference with the provision of services to the customers of the business;
		12.1.4	bill customers and render tax invoices (including GST) for the first billing period after settlement, and any amounts or invoices relating to the period after settlement will be due and payable to PI 4 calendar months from settlement.
			12.1.4.1	PI may collect payments under this clause 12.1.4 and deal with such payments in accordance with 18.2.3;
		12.1.5	provide PI with all billing information for all customers for the period from 1 July 2003 to the time of the transfer to PI's internet services, upon provision of this information PI will;
			12.1.5.1	render invoices to the customers on behalf of Talent including GST (subject to clause 12.1.4); and
			12.1.5.2	remit any amounts due to Talent (subject to clause 18);
	12.2	At the expiration of 4 calendar months from settlement, the following formula will be applied to determine what the residue of the price will be: VC x GR divided by $135,000;
	12.3	For the purposes of clause 12.2:
		12.3.1	VC means the variable component of $100,000;
12.3.2	GR means gross revenue billed (excluding GST) (which relates to the period between settlement and the expiration of 3 calendar months from settlement, and which is nett of credits issued to customers which exceed $1000 in total in the same period) by either Talent or PI, for customers who have been transferred and enabled on PI internet services (including billing and administration systems);

13.	How is GST charged?
	13.1	For the purpose of this special condition expressions used in this special condition and in the GST Act have the same meanings as when used in the GST Act;
	13.2	If a party makes a taxable supply under this contract, except where this contract states otherwise, the amount payable by a party for the taxable supply is expressed as a GST exclusive amount.
	13.3	The party liable to pay for a taxable supply to which special condition 13.2 applies must also pay the amount of any GST payable in respect of the taxable supply on the date on which payment for the taxable supply is due.
	13.4	A party is not obliged under special condition 13.3 to pay the GST on a taxable supply to it, until given a valid tax invoice for the supply;
	13.5	If, under this contract, rights or benefits under any other agreement are conferred on PI, or if obligations owed under any other agreement are assumed by PI (including by way of assignment or novation) Talent warrants that, if any GST is liable to be paid in connection with any taxable supply made by PI under that other agreement (including that other agreement as assigned or novated), PI will be entitled to recover from the party liable to pay for the taxable supply, an amount so that, after meeting any liability for GST, PI retains the same amount as if GST was not payable in respect of that supply;
	13.6	The vendor agrees to keep the purchaser indemnified against all loss, liability or expense suffered by the purchaser arising directly or indirectly from a breach of special condition 13.5;
	13.7	Both Talent and PI are registered for GST;
14.	What warranties do the parties give?
	14.1	Talent warrants that:
		14.1.1	by transferring its customers to PI that it is not in default of any contract or user agreement, and that its current contracts permit the transfer of customers to PI;
		14.1.2	it will not contravene any requirement of clause 7.3;
		14.1.3	it is duly incorporated and validly exists under the Corporations Act 2001;
		14.1.4	it is authorized to conduct the business throughout the territory in which the business is currently conducted;
		14.1.5	it has full corporate power and authority to own the business assets and conduct the business;
		14.1.6	it is not insolvent and no controller has been appointed over any part of the business assets and no such appointment has been threatened;
		14.1.7	it is not in liquidation or administration and no proceedings have been brought or threatened or procedure commenced for the purpose of winding it up or placing it under administration;
		14.1.8	the execution and delivery of this agreement has been properly authorized by all necessary corporate action of Talent;
		14.1.9	it has full corporate power and lawful authority to execute and deliver this agreement and perform or cause to be performed its obligations under this agreement;
		14.1.10	this agreement constitutes a legal, valid and binding obligation on Talent, enforceable in accordance with its terms by appropriate legal remedy;
		14.1.11	this agreement and settlement do not conflict with or result in a breach of or default under any provision of the memorandum and articles of association of Talent or any material terms or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;
		14.1.12	all information which has been given by or on behalf of Talent to PI (or to any director, agent or adviser of the PI) with respect to the business and business assets is true, complete and accurate in all respects;
		14.1.13	all information which is known to Talent relating to the business or the business assets or otherwise the subject matter of this agreement, which is material to be known by PI has been disclosed [in writing] to PI;
		14.1.14	it is the sole legal and beneficial owner of the business and all business assets, which are also free from encumbrance or third party interest;
		14.1.15	it has not disposed of, agreed to dispose of or granted any option to any person to purchase any of the business or business assets or any interest in either or both the business or business assets;
		14.1.16	no contract:
			14.1.16.1	is outside the usual conduct of the business or otherwise unusual;
			14.1.16.2	imposes or is likely to impose an obligation on PI after settlement to make a payment greater than $100 except as disclosed in writing and agreed to by PI;
			14.1.16.3	prohibits, limits or confines Talent's freedom or that of any of its employees to engage or be engaged in any activity or business; or
			14.1.16.4	which it is a party to provide for any agreement or arrangement in relation to the business of which it or any other party is in default or, but for the requirements of notice or lapse of time or both, would in default;
			14.1.16.5	apart from the contracts with customers and with Uecomm (for the provision of a link) (and any infrastructure, or wholesale supply contracts, which PI already has in place, to enable it to provide the same or similar services to the customers as Talent provided immediately prior to the execution of this agreement), is necessary to be assigned or novated to PI to enable it to carry on the business in the manner in which it is carried on by Talent;
		14.1.17	all of the intellectual property is valid and subsisting;
		14.1.18	does not own, use, or require in the business the use of any business names, licences, copyrights, patents, trade marks, service marks, trade names, designs, and similar industrial, commercial and intellectual property (whether registered or not and whether protected by statute or not and including formulae, recipes and know-how) in the conduct of the business except for the intellectual property and the intellectual property rights;
		14.1.19	does not in the conduct of the business infringe or wrongfully use any business names, licences, copyrights, patents, trade marks, service marks, trade names, designs, and similar industrial, commercial and intellectual property (whether registered or not and whether protected by statute or not and including formulae, recipes and know-how) in the conduct of the business;
		14.1.20	there are no users, licensees or parties with any other rights with respect to any of the intellectual property except for Talent;
		14.1.21	no disclosure has been made to any person of any industrial know-how or any financial or trade secret of Talent in connection with the business to a person (other than PI) except as required by law, and where Talent has obtained an enforceable undertaking from the recipient, that the recipient has returned (to Talent) or destroyed all industrial know-how or any financial or trade secret (including copies) obtained in connection with the business whether or not from Talent. Talent will provide a copy of all undertakings to PI on or before settlement;
		14.1.22	no challenge has been made or threatened in respect of any of the intellectual property, its validity or its registration;
		14.1.23	there are no royalty, licence or any other fees payable in connection with the business or in relation to the conduct of the business except as otherwise disclosed in writing to PI, no less than 14 days prior to settlement;
		14.1.24	the financial performance of the business disclosed in the information given by or on behalf of Talent to PI was not affected by any unusual or non-recurring items and no materials changes have occurred in the assets and liabilities or the financial performance of the business from that disclosed by that information;
		14.1.25	there are no actual or contingent liabilities of, or unascertained claims against, Talent (including contractual commitments) which could materially and adversely affect the value of the business or PI's ability to conduct the business;
		14.1.26	all accounts, books, ledgers and financial or other records of Talent which relate to the business do not contain inaccuracies and are true and correct;
		14.1.27	there is no litigation involving Talent, the business or business assets;
		14.1.28	it holds all necessary or desirable licences (including statutory licences) and consents, planning permission, authorizations and permits for the proper carrying on of the business in all its aspect and;
			14.1.28.1	all of the licences, consents, permissions, authorizations and permits have been fully paid up, are assignable and are in full force and effects;
		14.1.29	the intellectual property as listed in Annexure A is all of the intellectual property which has previously been used, and which is currently used in the business;
15.	Limitation of liability
	15.1	Talent is solely responsible for claims and losses by any party arising from the period on or before settlement;
	15.2	Except for any express warranties in this agreement, to the extent permitted by law, PI disclaims all express and implied warranties in relation to this agreement;
	15.3	In no circumstances is PI liable for any indirect, secondary or consequential loss or loss of income that a customer or anyone else may suffer as a result of the transfer to PI's internet services and network;
15.4	For the purposes of clause 20 the liability of David and Richard is capped at $250,000 (meaning a maximum liability of $125,000 for each of David and Richard respectively), except where any act, omission or thing relates to David and Richard's obligations or any matter which relates to the restraints in clause 17, in which case the cap does not apply;

16.	Indemnities
	16.1	Talent fully indemnities PI against any claim, or loss which may arise directly or indirectly out of any act or omission (that occurs on or before the day that the final customer is transferred and enabled on PI's internet services) that Talent, or anyone for whom Talent is responsible in law or fact in connection with:
		16.1.1	this agreement, including a breach of any warranty or term;
		16.1.2	any correspondence and representations (whether written or verbal) by Talent or its representatives to the customer or any third party;
		16.1.3	any breach of the Privacy Act 1998 (as amended);
		16.1.4	negligence or intentional acts or omissions by Talent or its representatives;
		16.1.5	any claim made by a customer as a result of the transfer or attempted transfer to PI's internet services;
	16.2	PI fully indemnifies Talent against any claim, or loss which may arise directly or indirectly out of any act or omission that PI, or anyone for whom PI is responsible in law or fact in connection with;
		16.2.1	a breach of any warranty or term;
		16.2.2	any breach of the Privacy Act 1988 (as amended);
		16.2.3	negligence or intentional acts or omissions by PI or its representatives.
17.	Restraints
	17.1	Except as otherwise provided for in this agreement, Talent and its representatives must not, and must not procure others, during the Restraint Period and Restraint Area:
		17.1.1	promote, participate in, operate or engage in (whether on their own account or in partnership or by joint venture) the Restrained Business; or
		17.1.2	be concerned or interested (directly or indirectly, or through any interposed body corporate, trust, principal, agent, shareholder beneficiary, or as an independent contractor, consultant or in any other capacity) in the Restrained Business;
	17.2	Talent and its representatives each undertake and agree that they will not in the Restrained Area within the Restraint Period lend any assistance or encouragement of any description to each other or any employees who do not commence employment with PI, which will or could facilitate its, his or their (as the case may be) commencing or continuing to conduct a business in the nature of the Restrained Business;
	17.3	Both Talent and its representatives must not, and must procure that each of their respective associates (including representatives and shareholders) does not, in the Restrained Area during the Restraint Period:
		17.3.1	solicit, canvass, or secure the custom of a person who is at settlement, or was within 12 months before settlement, a customer in connection with the business;
		17.3.2	represent themselves as being in any way connected with, interested in or associated with any business conducted by PI;
		17.3.3	offer employment to or solicit or canvass offer of employment to any employees or contractors from Talent, whilst they are employed or contracted by PI, or within 12 months of cessation of employment or cessation of contract with PI, without the prior consent of PI;
	17.4	Each of the restraint obligations imposed on Talent and its representatives by clauses 17.1, 17.2, and 17.3 (which results from differing combinations of Restrain Periods and Restraint Areas) is a separate and independent obligation from the other restraint obligations imposed (although they are cumulative in effect) and is capable of being severed to the extent it is void, invalid or unenforceable without effecting the other restraint obligations imposed;
17.5

Talent and its representatives agree that each of the restraint obligations imposed by clauses17.1, 17.2, and 17.3 are reasonable in their extent (as to all of duration, geographical area and restrained conduct) having regard to the interests of each party to this agreement;

	17.6	In consideration for Talent entering into the restraints in this clause 17, the payment of $1.00 by PI, receipt of which is acknowledged in the price upon execution of this agreement;
18.	What is to occur with debtors, creditors and customer prepayments?
	18.1	On and from settlement PI will (and subject to clause 12):
		18.1.1	collect outstanding debts (which were incurred prior to settlement) on account of Talent for a period of 90 days or such longer period as mutually agreed;
		18.1.2	account to Talent for debts collected within 90 days of settlement, on or before the expiration of 4 calendar months from settlement;
		18.1.3	be entitled to a pro rata adjustment (from settlement) for services which are billed in advance by either Talent or PI;
		18.1.4	be entitled to a pro rata adjustment (from settlement) for services billed before settlement but which relate to a period on and from settlement;
	18.2	In consideration for collecting debts in accordance with clause 18.1, PI:
		18.2.1	may collect the debts in any lawful manner and in any manner it deems (in its absolute discretion) to be appropriate;
		18.2.2	will not be responsible for any debt which remains uncollected;
		18.2.3	may set off debts collected on account of Talent to pay any sums outstanding to it from Talent under this agreement;
	18.3	Talent will:
		18.3.1	at settlement in a form first approved in writing by PI, send a notice to customers directing them to forward all payments to PI;
		18.3.2	remain solely responsible for the collection of debts, and the institution of any enforcement proceedings, which are first approved by PI, subject to clause 18.1;
		18.3.3	remain solely responsible for the payment of all creditors, for accounts incurred on or before the settlement;
		18.3.4	remit and fully account to PI for all entitlements under clauses 18.1.3 and 18.1.4;
	18.4	PI may deduct the amount of any customer prepayments (details of customer prepayments must be provided by Talent to PI on settlement) made to Talent on account of services to be provided from the price, and set it off in accordance with clause 18.2.3;
	18.5	On and from settlement PI will be responsible for the payment of the following services (except where this agreement is terminated):
		18.5.1	Uecomm for a period of 30 days from settlement;
		18.5.2	Telstra On Ramp Services for a period of 30 days from settlement;
		18.5.3	Nextep;
		18.5.4	Request;
	18.6	PI will be entitled to all revenue (including customer revenue) relating to the period on and from settlement, and PI will not charge Talent for internet services from settlement;
	18.7	Subject to clauses 18.5 and 18.6 all outgoings in respect of the business will be paid by Talent and borne by PI as and from settlement by way of adjustment, unless expressed to the contrary;
19.	How must confidential information be treated?
	19.1	Each party must treat the confidential information of the other party as confidential and commercially valuable and ensure that its representatives do the same;
	19.2	The parties' duties under this clause 19 are in addition to, and not instead of, any duties they may have under any other confidentiality or non-disclosure agreement;
	19.3	The parties must keep the terms of this agreement confidential, except that PI may announce and promote its purchase of the business and business assets;
19.4

Talent agrees that it there has been a disclosure of confidential information relating to the business and business assets prior to the execution of this agreement, which detrimentally affects the business or the business assets then Talent (without prejudice to PI's rights):

		19.4.1	will irrevocably consent to PI taking proceedings against any party and enforcing any rights Talent may have against a party who may have caused the detriment, in the name of Talent;
		19.4.2	will irrevocably authorize PI to conduct and control any such proceedings in its absolute discretion; and
		19.4.3	will assign all its right to any causes of action to PI where requested to;
	19.5	In consideration for the rights in clause 19.4, PI agrees:
		19.5.1	to fully indemnify Talent against all costs and claims with regard to clause 19.4.1 and 19.4.2;
		19.5.2	not to commence frivilous and vexatious litigation;
20.	Directors and company officers to be bound
20.1

For the purposes of this agreement, the officers who sign this agreement on behalf of Talent are also bound in their personal and individual capacity, by the terms and warranties of this agreement (including all terms and warranties which apply to Talent);

	20.2	A principal obligation upon Talent is also deemed to be a principal obligation upon its directors and officers in their personal and individual capacity;
	20.3	A reference to Talent also includes its Directors and officers who execute this agreement on behalf of Talent;
	20.4	For the purposes of this agreement Talent, David and Richard are jointly and severally liable;
21.	What rights and obligations survive settlement and termination?
After settlement of this agreement:
	21.1	a right of action that arises from a breach that occurred before it ended survives;
	21.2	fees for services delivered by either party (subject to the terms of this agreement) before it ended can be invoiced and recovered;
	21.3	clauses 7.3, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 continue to operate;
After termination of this agreement;
	21.4	a right of action that arises from a breach that occurred before it ended survives;
	21.5	fees for services delivered by either party (subject to the terms of this agreement) before it ended can be invoiced and recovered;
	21.6	clauses 15, 16 and 19 continue to operate;
22.	What it there is force majeur?
Neither PI or Talent are responsible for the consequences of force majeur.
23.	How can the agreement be terminated?
	23.1	This agreement may be immediately terminated by either party if the other party has:
		23.1.1	become insolvent, appoints and administrator, liquidator or receiver, or enters into an arrangement with creditors;
		23.1.2	an assignment of assets to avoid creditors; or
		23.1.3	judgment entered against it, in any Court, for the sum of $10,000 or more;
	23.2	This agreement may be terminated by either party if the other party has breached:
		23.2.1	clauses 3, 5, 6, 7, 8, 9, 10, 11, 12, 14, 16, 17, 18, 19, 20, 21, 23, and 32 of this agreement; or
23.2.2

any warranty in this agreement;

and the offending party has failed to remedy that breach within 3 business days of service of a notice of default, which outlines the default and requires it to be remedied;

	23.3	If a party wishes to terminate the agreement in accordance with clause 23.1, then it must serve a written notice upon the offending party outlining the basis of termination;
	23.4	This agreement is deemed to be terminated immediately in accordance with clause 23.1 upon service of the notice;
	23.5	This agreement is deemed to be terminated at the expiration of 3 business days of service of a notice of default which remains unremedied;
24.	How are documents served?
	24.1	A notice under this agreement must be written, and faxed, emailed, posted or delivered to a party's valid address or personally delivered to the party or a director of an incorporated party;
	24.2	A notice from PI need not be signed;
	24.3	A notice from Talent must be signed;
		24.3.1	Talent's notices may be signed;
			24.3.1.1	by any director;
			24.3.1.2	by its lawyer;
	24.4	A party's valid address is any of:
		24.4.1	in the case of a corporation, its current registered office;
		24.4.2	the last:
			24.4.2.1	fax number;
			24.4.2.2	email address; or
			24.4.2.3	business address;
the party notified as its address for service of notices.
	24.5	From the date of this agreement until further notice:
		24.5.1	PI's valid addresses are those in schedule item 4;
		24.5.2	Talent's valid addresses are those in schedule item 5;
25.	Are electronic communications valid?
	25.1	In this clause 25, "electronic communication" and "giving information" have the same meanings as in the Electronic Transactions (Victoria) Act 2000 ("the Act").
	25.2	No party consents to either party giving information in relation to this agreement by means of an electronic communication except on the terms specifically allowed by this agreement.
	25.3	The parties consent to any requirement for a signature being met by way of the use of the method mentioned in paragraph 9(1)(a) of the Act.
26.	Dispute resolution
	26.1	If there is a dispute between the parties and it remains unresolved after 7 days:
		26.1.1	either party may request the President of the Law Institute of Victoria to appoint an independent mediator to mediate the dispute; and
		26.1.2	the costs of the independent mediator will be borne equally between the parties;
	26.2	Mediation under this clause 26 is without prejudice to the parties rights under this agreement or at law;
27.	What else must the parties do?
Each party will do or refrain from doing (as the case may be) anything necessary or desirable to give full effect to this agreement;
28.	Is this the entire agreement?
	28.1	This is the entire agreement between the parties;
	28.2	Any understanding or arrangement, representation, or negotiation which is not expressed in this agreement does not form part of this agreement, and cannot be relied upon.
29.	Severance
If any provision of this agreement is prohibited, invalid or unenforceable in any jurisdiction, that provision will, as to that jurisdiction be ineffective to the extent of the prohibition, invalidity or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction;

30.	How can rights be waived?
	30.1	No right under this agreement can be waived except by notice in writing signed by the party waiving it;
	30.2	If a party overlooks a breach of this agreement by the other party on one or more occasions, it is not taken to have agreed to any future breach.
31.	Can this agreement be assigned?
PI may transfer its rights or obligations under this agreement or nominate a substitute purchaser, or share them with anyone, without the prior written consent of Talent.
32.	How can this agreement be amended?
This agreement can only be amended or modified by a written instrument executed by all parties;
33.	What law applies to this agreement?
	33.1	This agreement is solely governed by the law of Victoria;
	33.2	Subject to clause 33.1, any legal proceedings relating to them can only be taken in courts with jurisdiction in Victoria;
34.	What if time expires on a holiday?
Anything that can or must be done on or before a day that is not a business day can be done on the next business day.
35.	Who pays government charges?
PI must pay stamp duty and other government charges in relation to this agreement.
36.	How is this agreement interpreted?
In this agreement, unless the context indicates otherwise:
	36.1	Dictionary
		the expression:	means:
		business	the business of providing internet connectivity, web hosting and all associated activities currently undertaken by Talent and the goodwill (including customers and confidential information) attaching to it
		business day	any day from Monday to Friday inclusive, excluding any public holidays observed in Victoria
		business premises	the premises from which the business is operated from
		business asset	the intellectual property, intellectual property rights, software, customer lists, accounting records, and all other things that are required to operate the business as a going concern
		claim	any demand, or allegation of liability, and all related costs, claims, demands, liability, damages, losses and expenses of any nature including all legal expenses suffered or incurred
		confidential information	any information of a party which the other party knows or should know is confidential to the other party, for as long as it remains confidential, or would have remained confidential except for a wrongful disclosure by the first party
		consulting services	consulting services provided by David to PI in accordance with the agreement in Annexure B
		customer	all of Talent's customers as at settlement and including those contained in customer lists provided to PI
		David	David McInerney of 21 Allen Street, Glebe NSW 2037
		Dictionary	this table of defined terms
		force majeur	an event or circumstance beyond the reasonable control of PI or Talent
		GST	GST within the meaning of the GST Act
		GST Act	A New Tax System (Goods and Services Tax) Act 1999 (as amended)
		intellectual property	includes all of the business names, copyrights, patents, trademarks, services marks, trade names, designs, logos, domain names, IP addresses, and similar industrial, commercial and intellectual property (whether registered or not whether protected by statute or not and including formulae, recipes and know how) relating to the business including the business names and trademarks in Annexure A of this agreement
		intellectual property rights	the legal rights to any of the intellectual property including any licences
		loss	any harm, losses or expenses of any nature whether direct or indirect, secondary or consequential suffered by the any party
		office hours	between 9 a.m. to 5 p.m. on business day
		officers	David and Richard
		PI	Pacific Internet (Australia) Pty Ltd ACN 085213690 of Level 1 Building, 1 Southbank Blvd, Southbank VIC 3006
		price	the total price for the business and business assets in Australian dollars (in accordance with schedule item 2)
		profit sources	trailer commissions, royalties, service fees and other sources of income related to the business
		representatives	directors, officers, agents, employees, contractors and all other persons involved in the business restraint

area means each of the following areas

(a)  Australia;
(b)  New South Wales;
(c)  Victoria;
(d)  Queensland;
(e)  South Australia;
(f) Western Australia;
(g)  Tasmania;
(h)  Nothern Territory;
(i)  Australian Capital Territory;

		restrained business	any business or operation similar to or otherwise in competition with the Business
		restraint period	means each of the following periods commencing on settlement (a) 2 years; (b) 18 months; (c) 1 year; (d) 6 months;
		Richard	Richard Chang of 6 Herbert Street, Newport NSW 2106
		schedule item	an item in the schedule to this agreement
		served	served in accordance with clause 23
		settlement	is the day upon which PI pays $150,000 in reduction of the price in accordance with this agreement, and becomes entitled to possession of the business, business assets and a receipt of profits and commissions from the business
		Talent	Product Information Services Pty Ltd ACN 002775215 of Unit 9A, Level 2, 187-197 Military Road, Neutral Bay NSW 2089
		terms	express (but not implied) terms, conditions, representations or warranties
		valid address	an address in accordance with clause 23
		week	a period commencing at midnight at the end of any Sunday and ending 7 days later
	36.2	Interpretation
		36.2.1	If an expression is defined in the dictionary in clause 36.1 and is used in bold typeface, that is what it mean.
		36.2.2	If an expression is defined in the dictionary, grammatical derivatives of that expression have a corresponding meaning. (For instance, if "to colour" means "to paint red", then "coloured" means "painted red")
		36.2.3	Headings are only for convenience. They are to be ignored when interpreting the agreement.
		36.2.4	A schedule to a document is part of that document.
		36.2.5	A reference to the singular includes the plural and vice versa
		36.2.6	Where one thing is said to include one or more other things, it is not limited to those other things.
		36.2.7	There is no significance in the use of gender-specific language.
		36.2.8	A "person" includes any entity which can sue and be sued.
		36.2.9	A "person" includes any legal successor to or representative of that person.
		36.2.10	A reference to a law includes any amendment or replacement of that law.
		36.2.11	Anything that is unenforceable must be read down, to the point of severance if necessary.
		36.2.12	Anything a party can do, it may do through an appropriately authorized representative.
		36.2.13	Any matter in PI's discretion, including anything that it "may" do, is in its absolute and unfettered discretion.
		36.2.14	Expressions in clause 13 of this agreement in italics have the same meaning as in the GST Act.

Schedule

1. Date
2. Price	$250,000 excluding GST (but subject to any adjustment under this agreement including clause 12.2)
3. Settlement details	15/9/2003 at am/pm or earlier by agreement; Location:
4. PI
Business address	Att: Andrew Tyrrell Level 1, 1 Southbank Blvd Southbank VIC 3006
Fax number	1300555072
5. Talent
Business address
Fax number

Signed sealed and delivered for and behalf of Product Information Services Pty Ltd ACN 002775215 in the presence of:	By: /s/ David McInerney Name: David McInerney
Witness: /s/ Theo Arey Name: Theo Arey
Signed sealed and delivered for and behalf of Pacific Internet (Australia) Pty Ltd ACN 085213690 in the presence of:	By: /s/ Dennis J. Muscat Name: Dennis J. Muscat
Witness: /s/ Andrew Tyrrell Name: Andrew Tyrrell
Signed sealed and delivered by David McInerney in the presence of:	By: /s/ David McInerney Name: David McInerney
Witness: /s/ Theo Arey Name: Theo Arey
Signed sealed and delivered by Richard Chang in the presence of:	By: /s/ Richard Chang Name: Richard Chang
Witness: /s/ Monty Singh Name: Monty Singh

Annexure A

Business Names

Talent Internet
Talent Source

Domain Names

talent.com.au (registered with Product Information Services)

sydney.cc (registered with by Dave McInerney)**

IP Address

  The Class 'C' 203.18.38.xxx (under permanent licence from Big Animated Digital since 25 May, 1998)
  The Class 'C' 61.8.24.xxx provided to Talent by PI
  Addresses provided by Nextep for DSL clients connected to Nextep
  The range 61.95.117.161/28 provided by Request for SOHO ADSL connections in NSW
  A range of IP's 202.138.194.xxx allocated by Request for Talent DSL clients connected in Victoria
  A range of IP's 61.95.38.xxx allocated by Request for Talent DSL clients connected in Queensland

Software

  Windows2000 Server = 51876-270-1679462-05247
  Windows2000 = 51873-005-0056827-09177
  Macintosh o/s v 9.x (o/s comes pre-loaded with the hardware)
  Webstar v4.5, serial #WEB*-m74y-telT-w84r-6yyR
  QuickDNSpro v2.2.1, Act Key = QDN-aaac-aaae-2xq8-8zxn
  Shiva Radius Server, Prod = UPLIFT, Serial = up2000004, IP= 203.18.38.9, Reg Code = C0EC-AC8B-B4E4-2F50
  Eims (Eudora Mail Server) = 7735495
  Eims Admin = 7735495
  Filemaker v4.1, = 90000050002
  Timbuktu Pro 2000, licence number = UPSW102P
  Squid (freeware)
  RedHat Linux (freeware)
  MYOB v 11, Serial No. = 7102538: Version 11 Reg No. = BE7580939
  In-house developed tools/scripts
  MRTG (freeware)
  Lasso
  In-house developed software at 3 clients' premises for measuring IP traffic on their networks.

** the domain sydney.cc is being licenced (with no charges) to PI for a period of 18 months from settlement.

Annexure B

THIS CONSULTANCY AGREEMENT (this Agreement) is made the 15th day of September 2003

Between

MAXCOM PTY LTD of 21 Allen Street, Glebe NSW 2037 ("Maxcom")

AND

PACIFIC INTERNET (AUSTRALIA) PTY LIMITED (ACN 085 213 690) of 1/1 Southbank Boulevard, Melbourne, Victoria 3006 ("Pacific")

BACKGROUND

  By contract of sale dated 15th September 2003 ("the Sale Agreement"), Pacific has agreed to purchase the goodwill and assets of the Talent internet business from Product Information Services Pty Ltd ACN 002 775 215;

  Pacific has agreed to retain Maxcom's services as a consultant for a period of 3 months after the settlement date of the Sale Agrement ("the Settlement Date').

IT IS AGREED AS FOLLOWS:

1.	Services
1.1.	Pacific agrees to retain Maxcom's services as a consultant and Maxcom agrees to provide services for Pacific in that capacity on the terms and conditions contained in this Agreement. Maxcom's employees and directors will report to the National Sales Manager of Pacific.
1.2	Maxcom' services will be provided under this Agreement for a fixed term of 3 months. It will commence as and from the Settlement Date and will cease on the 3-month anniversary of the Settlement Date unless it is terminated earlier as provided by this Agreement.

2.	Relationship between the parties
2.1	Maxcom and Pacific each acknowledge that this Agreement is not an employment contract and it does not create an employer/employee relationship between Pacific and Maxcom.
2.2	Maxcom and Pacific acknowledge that the relationship created by this Agreement is that of Maxcom as Independent Contractor and Pacific as Principal.
2.3	Maxcom and Pacific acknowledge that this Agreement does not create or authorize an agency relationship.
3.	Maxcom's Obligations
3.1	Maxcom agrees to do each of the following:
	(a)	to perform the duties and exercise the powers in relation to Pacific and its business that the Board of Pacific ("the Board") gives Maxcom in accordance with the position description set out in Schedule A of this Agreement. Maxcom must do that in the way required by the Board and must do anything it reasonably requested in relation to the position description set out in Schedule A of this Agreement.
	(b)	to promote the interests of Pacific and give it the full benefit of Maxcom's knowledge, ingenuity, experience and technical skill.
	(c)	to undertake the tasks required under this agreement during ordinary business hours;
	(d)	to provide staff, namely David McInerney to work the reasonable hours that the National Sales Manager requires him to work, without any extra remuneration for working outside normal business hours.
	(e)	to give the Board any information about the affairs of Pacific it requests.
(f)

subject to the above, do anything that the National Sales Manager reasonably asks Maxcom to do for Pacific. Maxcom will not get any extra remuneration for that work unless the National Sales Manger agrees.

3.2	Maxcom agrees that it is not authorized to do anything on behalf of Pacific except as provided in this Agreement, or as directed by Pacific.
4.	Maxcom must protect confidential information
4.1

Maxcom must never tell anyone, in any way, for any reason (other than for the business of Pacific), any confidential information which is acquired while this Agreement is in force, or that relates to the services under this Agreement. All the secrets of Pacific, must be kept secret by Maxcom. This rule continues to apply after this Agreement ends. It only stops applying if that information falls into the public domain without unauthorized disclosure on the part of any person including Maxcom.

4.2	The only exception to the rule in clause 4.1 is where Pacific directs Maxcom to tell someone confidential information.
4.3

Confidential information includes any information about Pacific that Maxcom acquires while employed by Pacific or that relates to the services under this Agreement. It also includes:

  customer list
  designs or technical drawings
  proofs and prints
  computer software and programs
  know-how
  studies
  ideas
  reports
  diagrams
  projections
  tables
  marketing and sales procedures
  pricing
  personal information not in the public domain
  financial information
  strategic and business plans; and
  business dealing

4.4

Maxcom agrees during the term of this Agreement not to make any notes or memoranda relating to any matter within the scope of the business of Pacific or concerning any of its dealing or affairs or any of its associated companies unless for the benefit of Pacific and authorized by Pacific. Maxcom will not during the term of this Agreement or afterwards use or allow to be used any such notes or memoranda except for the benefit of Pacific.  Any such notes or memoranda remain the property of Pacific.

4.5

Solely for the purposes of this confidential clause Maxcom is deemed to include David McInerney and Anna Christine Lennon-Smith as Directors of Maxcom, who agree to be bound by these confidential obligations in their individual and personal capacity.

5.	Pacific owns any discoveries, ideas, methods or procedures made or developed ("Intellectual Property")

Maxcom must tell Pacific about any discovery made or any secret process, business method, procedure or improvement which is made, discovered or developed while providing services for Pacific that relates to the business of  Pacific or related companies.  That even extends to anything which Pacific could use or adapt for its purposes.  Pacific owns all of those things and Maxcom has no entitlement to anything because of its contribution.

6.	Maxcom must help Pacific protect its intellectual property
6.1	Maxcom agrees to do anything that Pacific requires of it to protect its intellectual property. Pacific will pay Maxcom's costs of doing that. Where requested by Pacific at any time Maxcom must provide a letter or execute any document which confirms the absolute ownership of all the intellectual property which Maxcom may have developed in part or in whole to Pacific.
6.2	This clause continues to have effect after this Agreement ends and the ending of this Agreement shall not be regarded in any way as a re-assignment of any of the rights and interests referred to in this clause and clause 5 to Maxcom or to any of its employees, directors or agents or as a release of those rights and interests.

7.	Location
During this Agreement, Maxcom will provide the services at Pacific's premises in Sydney.
8.	Consulting Fee
8.1

Pacific will pay Maxcom a consulting fee as set out in Schedule B, subject to this clause 8. The consulting fee will be paid in 3 equal monthly instalments (after receipt of a valid invoice in arrears) on the last calendar day of each month.

8.2	Pacific will not be responsible for the deduction of any tax from the consulting fee.
8.3	If Maxcom's staff are sick or absent, whether authorized by Pacific or not, for a period of more than 2 business days in a calendar month, then the consulting fee will be adjusted on a pro-rata basis.
8.4	Pacific will remit payroll tax in respect of you in addition to the fee nominated above.
9.	Maxcom's Liability
9.1

Maxcom agrees to indemnify and hold harmless Pacific regarding loss and damage suffered or incurred by Pacific where that loss or damage arises or is incurred as a direct result of any willful breach of Maxcom's obligations under the terms of this Agreement.

9.2	Maxcom will be responsible for:
	(a)	any tax, charge, levy or other payment imposed by any government authority or law in respect of your consulting fee subject to clause 8.4;
	(b)	any professional indemnity insurance reasonably required in respect of the provision of your services;
	(c)	payment of employee entitlements including superannuation;
	(d)	payment of worker's compensation cover or personal injuries insurance in respect of the provision of services;
10.	Warranties
Maxcom warrants to Pacific that is has done everything necessary to effect its obligations under clause 9.2 of this Agreement.
11.	Non-interference
11.1	From the commencement of this agreement until 12 months from the date of this agreement ending you must not:

  directly or indirectly, damage or impair the business of Pacific by interfering with or soliciting its employees;
  solicit, canvas, approach or accept any approach from any person who was at any time during the last 12 months of this agreement a client, agent, or representative of Pacific; or
  interfere with the relationship between Pacific and its customers, employees or supplier.

12.	Termination of this Agreement
12.1	At any time during this Agreement, the Agreement may be terminated by Pacific immediately by giving Maxcom written notice if Maxcom:
	(a)	commits any serious breach of this Agreement;
	(b)	becomes insolvent, or comes under administration or liquidation or is subject to a deed of company arrangement or there is an assignment of assets for the benefit of creditors;
	(c)	is convicted of any breach of the law for which you can be imprisoned;
	(d)	repeat, or continue, a breach of this Agreement, or any other agreement Maxcom has with Pacific, after Pacific has requested Maxcom not to do so;
	(e)	are guilty of conduct which tends to bring Maxcom, Pacific or a related company into disrepute;
	(f)	disobey or neglect any lawful and reasonable order or direction of Pacific;
	(g)	is guilty of discriminatory behaviour such as to amount to a serious breach of the obligations under this agreement;
12.2

If Pacific ends this Agreement on any of the grounds set out in sub-clause 9.1 during this Agreement, Maxcom will not be entitled to any further compensation in respect of this Agreement ending. Maxcom releases Pacific from any claim, action or loss arising out of a termination of this Agreement in accordance with this clause 12.

13.	Expenses
Pacific will reimburse Maxcom for all traveling hotel and other expenses reasonably incurred in connection with the business of Pacific.
14.	Goods & Services Tax
14.1	The parties acknowledge that:
	14.1.1	Pacific is registered for GST;
	14.1.2	Maxcom is not registered for GST and is not required to be registered for GST but has an Australian business number;
	14.1.3	Maxcom is liable for any GST, taxes or charges which are payable at some future time as a result of this agreement;
14.2	Maxcom warrants that it is exempt from registration under the GST Act.
15.	Interpreting this Agreement
15.1	This Agreement constitutes the entire agreement of the parties about the subject matters. Any previous agreements, understanding and negotiations on those subject matters have no effect.
15.2	When your services terminate so does this Agreement and vice versa (but not post-Agreement obligations or restrictions).
16.	If part of this Agreement is invalid, the rest is valid
16.1	If any part of this Agreement is held to be invalid, that part is removed from this Agreement. If that happens, it does not affect the validity of what remains.
16.2	All clauses of this Agreement should be read in such a way that they are capable of being enforced if there is any doubt about their enforceability.
17.	Governing Law
This Agrement is to be governed by the laws of the State of Victoria.

Schedule A

  Assisting in the activities of the Business (as that term is defined in the Sale Agreement dated 15th September 2003 entered into between Pacific and Talent).
  Training employees of, or consultants to the Business.
  Promoting the Business.
  Using your best endeavours to promote and protect the interests of the Business.
  Assisting in the transfer of customers onto Pacific's interest services.

Schedule B

CONSULTING FEE

1. $10,000.00 per month (subject to pro rata adjustment)

EXECUTED BY THE PARTIES

SIGNED sealed and delivered for and on behalf of	)
PACIFIC INTERNET (AUSTRALIA) PTY LTD	)
ACN 085 213 690 in the presence of:	)

/s/ Andrew Tyrrell_____________ Witness	/s/ Dennis J Muscat______ Signature

Name: Andrew Tyrrell	Name: Dennis J Muscat

SIGNED sealed and delivered for and on behalf of	)
MAXCOM PTY LTD ACN 001 607 709)
in the presence of:	)

/s/ Anna Christine Lennon-Smith_____ Director	/s/ David McInerney________ Director/Secretary

Name : Anna Christine Lennon-Smith	Name: David McInerney